UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 22, 2007

PlanetOut Inc.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	000-50879 (Commission File Number)	94-3391368 (IRS Employer Identification No.)

1355 Sansome Street, San Francisco CA (Address of principal executive offices)	94111 (Zip Code)
Registrant’s telephone number, including area code (415) 834-6500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 26, 2007, PlanetOut Inc. (the “Company”) announced that Allen Morgan had resigned from his position as a member of the Board of Directors of the Company and from all committees of the Board of Directors, effective as of February 22, 2007.
     The Company further announced that, also effective February 22, 2007, the Board of Directors elected Phil Kleweno to fill the seat on the Board of Directors vacated by Mr. Morgan.
     Prior to joining the Company’s Board of Directors, Mr. Kleweno, 45, was the President and Chief Executive Officer of Teleflora, LLC, a Los Angeles-based floral wire service and marketer of floral bouquets via the Internet, positions he held from May 2004 until July 2006. From May 2001 to April 2003, Mr. Kleweno was the President of Princess Cruises, a cruise line that markets, sells and delivers cruise vacations primarily to the North American market. Mr. Kleweno has also been a partner at Bain & Company, with industry expertise in areas including media, entertainment, travel and e-commerce, and holds a Bachelor of Science in Finance degree from Arizona State University and a Masters in Business Administration from the Harvard Business School.
     Mr. Kleweno is entitled to receive cash and equity compensation for his services on the Board of Directors in accordance with the Company’s previously disclosed Outside Director Compensation Program, including a grant of 6,000 shares of restricted stock upon his initial appointment. There are no other transactions to which the Company is or is proposed to be a party and in which Mr. Kleweno has material interest.
     The Board of Directors appointed Mr. Kleweno to replace Mr. Morgan on the Company’s Audit Committee and Governance and Nominating Committee. The Board of Directors also appointed the Company’s current director, Rob King, to replace Mr. Morgan on the Company’s Compensation Committee.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PlanetOut Inc.
Date: February 26, 2007	By:	/s/ Karen Magee
Karen Magee
Chief Executive Officer